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                                  EXHIBIT 23.1
                         INDEPENDENT AUDITORS' CONSENT
The Board of Directors
Doane Pet Care Company:

Re: Registration Statement on Form S-2 (Reg. Nos. 333-104676, 333-104676-01 and 333-104676-02)

     We consent to the use of our report dated February 14, 2003, except as to
Note 26, which is as of February 28, 2003, with respect to the consolidated balance sheets of Doane Pet Care Company as of December 29, 2001 and December 28, 2002, and the related consolidated statements of income, stockholder's equity and comprehensive income and cash flows for each of the years in the three-year period ended December 28, 2002, incorporated herein by reference and the reference to our firm under the heading "Independent Accountants" in the prospectus. Our report refers to a change in accounting for goodwill and other intangible assets.

/s/ KPMG LLP
Nashville, Tennessee
June 4, 2003